Executive Employment Agreement


This AGREEMENT is entered into as of November 11, 1998, by and between RECOM TECHNOLOGIES, Incorporated ("RTI"), a California Corporation, JOHN C. EPPERSON, JR. ("Manager") and RECOM MANAGED SYSTEMS, INCORPORATED, a Delaware Corporation, ("RECOM").

WHEREAS, RECOM desires to engage and to obtain the benefit of the services of Manager in the performance of the activities hereinafter set forth;

WHEREAS, Manager is an employee of RTI;

WHEREAS, Manager and RTI desire to provide RECOM with the benefit of Manager's services;

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, RTI, Manager and RECOM agree as follows:

1. Services. Manager shall provide for RECOM a full range of managerial services in the capacity of President and Chief Executive Officer of RECOM. Manager shall be responsible for implementing the policies and directives of the board of directors of RECOM. He will establish corporate goals and regularly report progress to the board. Manager is provided broad authority with regard to corporate operations and is empowered to commit the corporation as necessary to implement the directives of the board of directors. Manager represents and warrants to RECOM that he possesses the skill, expertise and experience reasonably required to perform adequately and fully the services and that the services to be provided hereunder will be of quality reasonably expected of any manager of a similar company.

2. Term. The term of this agreement shall commence November 11, 1998, and shall continue for 36 months. Thereafter, it shall continue on a month-to-month basis unless terminated by mutual agreement of all parties.

3. Payment. RECOM shall pay to RTI the rate of $100 per hour. Manager agrees to devote the time necessary to support RECOM's managerial requirements that are estimated to require 24 hours per week. Invoices shall be submitted bi-weekly and payment for the services will be made on a Net 15 basis.

4. Participation in RECOM Incentive Stock Option Plan. Upon execution of this agreement, Manager shall be entitled to participate in the RECOM Incentive Stock Option Plan. He will be issued options for 100,000 shares of RECOM common stock in accordance with terms of the plan. Option shares will be vested at the rate of 20% per year for five years.

5. Benefits. Except for participation in the RECOM Incentive Option Plan, Manager is not entitled to participate in the RECOM benefits program. All fringe benefits expenses are the responsibility of RTI.

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6.   Expenses.  Manager is entitled to reimbursement for all reasonable expenses that are associated with the performance of his duties and President and CEO. Requests for reimbursement may be submitted directly to the accounting and finance office of RECOM. Any expense that is not considered normal and customary must be first presented to the board of directors for approval.

7.   Terms of Engagement.

     A. RTI agrees that during the term of this Agreement and for one year thereafter, it will not solicit business from any RECOM client without the prior written consent of RECOM.

     B RECOM agrees that during the term of this Agreement and for one year thereafter, it will not solicit business from any RTI client without the prior written consent of RTI.

5. No Assignments. It is mutually acknowledged that this agreement contemplates the services of Manager and, accordingly, neither this Agreement nor any right hereunder of interest herein may be assigned, transferred to or otherwise delegated by RTI without the express prior written consent of RECOM.

6. Insurance. RECOM shall provide Directors & Officers liability insurance for the Manager. RTI shall be responsible for all other insurance required or desired (including Workman's Compensation) at no direct cost to RECOM.

7. Severability. If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be illegal or otherwise unenforceable, the same shall not invalidate the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary on the court's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the agreements of the parties herein set forth.

8. Notices. Any notices in connection with the subject matter of this agreement shall be in writing and shall be effective when delivered personally to the other party(s) for whom intended, or five (5) days following deposit of the same item into the United States mail, certified mail, return receipt requested, first class postage prepaid, addressed to such party at the address set forth below its signature to this Agreement. Any party may designate a different address by notice to the other given in accordance herewith.

10. Complete Agreement. This Agreement and all appendices attached hereto contain the entire integrated agreement between the parties hereto with respect to the matters covered herein. No variations, modifications or changes herein or hereof shall be binding upon either party hereto unless set forth in writing duly executed by such party.

11. Choice of Law. This Agreement and the obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of California. If any legal action is necessary to enforce the terms of this agreement, the prevailing party shall be entitled to reasonable attorney fees in addition to any other relief to which he may be entitled.

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IN WITNESS  WHEREOF,  the parties  hereto have executed this Agreement as of the date first written above.

RECOM TECHNOLOGIES, INCORPORATED (RTI)

By:                        _______________________________________
                           David Lawrence

Title:                     Vice President

Address:                   2412 Professional Drive
                           Roseville, CA  95661


RECOM MANAGED SYSTEMS, INCORPORATED (RECOM)

By:                        _______________________________________
                           Jack G.K. Lee

Title:                     Secretary

Address:                   960 Saratoga Avenue, Suite 210
                           San Jose, CA  95129


MANAGER

By:                        ________________________________________
                           John C. Epperson, Jr.

Address:                   2412 Professional Drive
                           Roseville, CA  95661